ING INSURANCE COMPANY OF AMERICA

                              PROSPECTUS SUPPLEMENT

                              DATED OCTOBER 3, 2005

                         SUPPLEMENT TO THE PROSPECTUSES

                                       FOR

                             ING MULTI-RATE ANNUITY

           GROUP AND INDIVIDUAL MODIFIED GUARANTEED ANNUITY CONTRACTS

                                       AND

                             IICA GUARANTEED ACCOUNT

The information in this Supplement updates and amends certain information contained in the ING Multi-Rate Annuity modified guaranty annuity prospectus dated April 29, 2005 and the IICA Guaranteed Account prospectus, dated April 29, 2005. Please read this Supplement carefully and keep it with your prospectus for future reference.

PLAN OF MERGER

On September 30, 2005, the Board of Directors and the sole shareholder of ING Insurance Company of America (the"Company") approved a plan to merge the Company with and into its parent, ING Life Insurance and Annuity Company ("ILIAC"). It is anticipated that the merger will be effective on December 31, 2005 (the "merger date"). The merger is subject to certain regulatory approvals, including the State of Florida Office of Insurance Regulation and the State of Connecticut Insurance Department. The merger will have no effect on your underlying investments or your contract, other than to change the company that supports your contract's guaranteed benefits. The merger is structured to have no adverse tax consequences (including federal tax consequences) for any contract owner.

As of the merger date, the Company will cease to exist and will be succeeded by ING Life Insurance and Annuity Company. All contracts previously issued by the Company will become contracts of ILIAC. On the merger date, you will become a contract owner of ILIAC, to the same extent and with the same rights, powers, privileges, liabilities and duties as though your contract had been originally issued by ILIAC.

ING LIFE INSURANCE AND ANNUITY COMPANY

Both the Company and ILIAC are indirect, wholly-owned subsidiaries of ING Groep N.V., a global financial services holding company based in The Netherlands. ILIAC is a stock life insurance company organized under the insurance laws of the State of Connecticut in 1976.

ADDITIONAL INFORMATION

You will receive further information and an updated Prospectus when the merger is complete. If you have any questions, please contact your registered representative, or write or call our Customer Contact Center at P.O. Box 9271, Des Moines, Iowa 50306-9271, 1-800-531-4547.


IICA Notice - 137680                                                   10/03/05